Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE Contact: Douglas Ian Shaw Corporate Secretary (631) 208-2400	4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES DELAYED QUARTERLY REPORT

Riverhead, New York, May 11, 2011 — Suffolk Bancorp (NASDAQ—SUBK), today announced that it will not file its Quarterly Report on Form 10-Q for the period ended March 31, 2011 within the prescribed time. Following the end of the first quarter in the course of preparing its Form 10-Q, management identified possible deficiencies and/or weaknesses in the company’s internal controls with respect to credit administration and credit risk management, primarily with respect to the timing of the recognition of credit risk, as well as with regard to risk rating which affected the computation of the allowance for loan losses. Suffolk has retained independent consultants who are reviewing Suffolk’s loan files to assist management in validating or correcting this computation. As a result of this review, Suffolk may determine that the allowance for loan losses should be adjusted in one or more prior periods. In addition, the review could result in Suffolk making the determination that it needs to restate its financial statements for one or more prior periods. Suffolk intends to file its Quarterly Report as promptly as practicable following the completion of this review.

On April 12, 2011, Suffolk reported that the net loss for the three months ended March 31, 2011 was expected to be $12,899,000 compared to net income of $1,532,000 in the prior year period. As a result of the review discussed above, the results of operations for the three months ended March 31, 2011 may change from the amount previously reported.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: results of regulatory examinations; any failure by Suffolk to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; potential litigation or regulatory action relating to the matters described above, the results of the review described above; any need to restate financial statements for prior periods and the consequences thereof; and the potential that net charge-offs are higher than expected or previously reported.

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